As filed with the Securities and Exchange Commission on February 9, 2024.

Registration No. 333-238188

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-1

REGISTRATION STATEMENT NO. 333-238188

UNDER

THE SECURITIES ACT OF 1933

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2860	55-0856151
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number )	(I.R.S. Employer Identification Number)

5885 Hollis Street, Suite 100

Emeryville, California 94608

(510) 450-0761

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Han Kieftenbeld

Interim Chief Executive Officer and Chief Financial Officer

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, California 94608

(510) 450-0761

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson, Esq.

Ryan Mitteness, Esq.

Fenwick & West, LLP

401 Union St.

Seattle, Washington 98101

(206) 389-4510

Approximate date of commencement of proposed sale to the public: N/A. Removal from registration of securities that were not sold pursuant to this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Amyris, Inc., a Delaware corporation (the “Company”), to deregister all securities remaining unsold or otherwise unissued under the Registration Statement on Form S-1 (No. 333-238188) (the “Registration Statement”), pertaining to the registration of up to 35,507,428 shares of common stock, which was originally filed with the Securities and Exchange Commission on May 12, 2020.

On August 9, 2023, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On February 7, 2024, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Third Amended Joint Plan of Reorganization of Amyris, Inc. and Its Affiliated Debtors (the “Plan”). The Company expects that the effective date of the Plan will occur once all conditions precedent to the Plan have been satisfied. As a result of the Chapter 11 Cases and in accordance with the Plan, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration all such securities of the Company that are registered but unsold under the Registration Statement, if any. Effective upon filing of this Post-Effective Amendment, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on February 9, 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

AMYRIS, INC.

/s/ Han Kieftenbeld
Name:	Han Kieftenbeld
Title:	Interim Chief Executive Officer and Chief Financial Officer